UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2008

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01. Other Events

Arrowhead Research Corporation (the “Company”) is filing this Current Report on Form 8-K to announce to investors that the Company does not currently intend to acquire The Benet Group, LLC (“Benet Group”), as discussed in more detail below. The following summary of business developments updates the disclosure on the same subject matter set forth in the Company’s Current Report on Form 8-K filed on July 14, 2008.

The Company previously announced its intention to build its equity position in Nanotope, Inc. (“Nanotope”) and Leonardo Biosystems, Inc. (“LBS”) by acquiring the Benet Group, a private investment entity solely owned by Dr. Christopher Anzalone, the Company’s CEO and President. If consummated, upon purchase of the Benet Group, the Company would indirectly acquire 1,395,900 shares of Nanotope common stock and 918,750 shares of LBS’s common stock, or approximately 14.2% and approximately 18.4% of the outstanding voting securities, respectively. The definitive terms of a binding purchase agreement were to be negotiated by the parties based on the terms outlined in a non-binding letter of intent with respect to this potential transaction.

The Company’s Board of Directors formed an independent committee (the “Committee”) to supervise due diligence and to negotiate the definitive terms of the potential acquisition of the Benet Group. On October 23, 2008, Dr. Anzalone and the Committee mutually agreed not to pursue the acquisition of the Benet Group and to terminate the non-binding letter of intent with respect to the potential transaction. The Company has previously made minority investments in each of Nanotope and LBS and currently owns 23% of the outstanding voting stock of Nanotope and 6% of the outstanding voting stock of LBS. The Company continues to believe that both of these companies are promising candidates for additional investment. The Committee determined not to pursue the acquisition of the Benet Group and rather to consider increasing the Company’s future ownership position in Nanotope and/or LBS through direct investments or acquisitions from stockholders of Nanotope or LBS, if deemed advantageous to the Company’s stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 30, 2008

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Paul C. McDonnel
Paul C. McDonnel Chief Financial Officer